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                                                                    EXHIBIT 10.5
RYDER TRS, INC.
1560 Broadway, Suite 1800
Denver. Colorado 80202
(303) 376-0040

December 18,1997


To:       Larry Thogmartin

From:     Mike Zawalski /s/ MIKE ZAWALSKI
                                                [LOGO OF RYDER TRS APPEARS HERE]
Re:       Executive Compensation Package

It is the intention of the board to offer a competitive executive compensation package which will ensure that the company maintains the highest quality executive team. This compensation package includes your base salary, bonuses, stock options and executive benefits.

Also, it is important that the company have one executive compensation design for both current and future team members. For this reason, all grandfathered perquisites previously in place for former RSI directors and officers will be shifted into their base salary and a one time lump sum payment equal to one year of these perquisites be paid to minimize the adjustment.

Your executive compensation package is outlined below and is effective January 1, 1998; it is tailored to you and therefore, SHOULD BE TREATED STRICTLY CONFIDENTIAL. Your compensation package is as follows:

BASE SALARY: $128,000 (this includes your $800 annual perquisite allowance and your $7,200 annual car allowance)

BONUS OPPORTUNITY: 60% of your base salary. The bonus program will be developed yearly and award levels determined by the business requirements.

EXECUTIVE STOCK OPTIONS: You have been awarded stock options based upon your level and performance. It is the intention of the company to formalize an annual executive stock award plan, but the plan must receive the Ryder TRS Board of Directors approval prior to implementation.

LIFE INSURANCE: 2 times your annual base pay

BUSINESS ACCIDENT INSURANCE: 2 times your annual base pay

ANNUAL PHYSICAL EXAMINATIONS: You will be reimbursed for an annual physical examination. You are encouraged but not required to use the Ryder TRS medical network for your exam as this is covered by plan design. All physical examination expenses not covered in the plan will be covered.

A NON-QUALIFIED SALARY DEFERRAL PLAN: The Board has approved the creation of a nonqualified salary deferral plan which will allow executives to defer their salary tax free beyond the current caps in the Ryder TRS 401k plan. Details of this plan design will be published in January, 1998.
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EXECUTIVE SEVERANCE: If you are terminated for reasons other than for cause, you are eligible for salary payments equal to one month per year of service with a minimum of 3 months and a maximum of 9 months. During this time, your medical and dental participation will continue through Cobra and will be paid by the company unless you become eligible for benefits through another employer. In addition, a prorated bonus will be paid to you based upon the financial performance of the business and your goals as related to the bonus plan at the time of your last day worked.

ONE TIME PERQUISITE AND CAR ALLOWANCE BUY OUT: In January, 1998 you will receive a one time payment of $8,000 in lieu of the elimination of your grandfathered allowances. Please note that this payment is in addition to the combined amount being added to your annual base pay effective January 1, 1998.

Larry, thank you for your 1997 contributions to Ryder TRS. The creation of an independent company comes with much hard work, dedication and unique business talents. You are a valuable member of the leadership team, I look forward to continue working with you.

CC.  Ron Rittenmeyer
     Debby Riston